UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 27, 2018

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Brannan Street

San Francisco, California 94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

As announced on November 29, 2018, Mr. David F. Conte intends to retire from Splunk Inc. (the “Company”). Mr. Conte will continue to serve as Senior Vice President and Chief Financial Officer of the Company until his successor is appointed by the Company’s board of directors (the “Transition Date”).

In connection with Mr. Conte’s pending retirement, the Company and Mr. Conte entered into a Transition Services Agreement (the “Agreement”) on November 30, 2018. Under the Agreement, Mr. Conte has agreed to continue to serve in his current position until the Transition Date. After the Transition Date, he will serve as Senior Vice President, Finance, reporting to the Company’s Chief Executive Officer, assisting with the transition of the new chief financial officer and other project-based services reasonably requested of him until March 11, 2020, or if earlier, the date that Mr. Conte terminates his employment with the Company (his actual employment termination date, the “Retirement Date”).  Until the Retirement Date, Mr. Conte will continue to receive his existing base salary, participate in the Company’s executive bonus plan at his existing annual cash bonus target, and remain eligible to participate in the Company’s employee benefits plans and vest in his existing Company equity awards in accordance with the terms of the applicable equity plan and agreements. In consideration for his assistance with a successful transition to the Company’s new chief financial officer as described in the Agreement, Mr. Conte will be entitled to receive a $1,000,000 cash bonus if he remains employed with the Company through the date that is 30 days after the Transition Date.  On each of September 11, 2019, December 11, 2019 and March 11, 2020 (each, a “Quarterly Measurement Date”), if the Transition Date has not occurred and Mr. Conte remains employed with the Company in his current position through such Quarterly Measurement Date, Mr. Conte will be entitled to receive (a) an additional $500,000 cash bonus and (b) acceleration of vesting of the portion of his outstanding Company equity awards that would have vested had he remained employed through the date that is nine months following the last such Quarterly Measurement Date prior to the Transition Date.

In addition, if prior to March 11, 2020 and not in connection with a change in control (as defined in the Agreement), the Company  terminates Mr. Conte’s employment for any reason other than for “cause” (as defined in the Agreement), or any time after 30 days after the Transition Date, Mr. Conte separates from the Company for any reason, then Mr. Conte will receive (i) a lump sum payment of the remaining amount of his salary through March 11, 2020, (ii) payment of 100% of his target bonus for fiscal year 2020, provided that if Mr. Conte terminates his employment with the Company after January 31, 2020, he will receive 100% of his actual bonus for fiscal year 2020, reduced by amounts of any fiscal year 2020 bonus previously paid to him, (iii) a pro rated portion of his target  fiscal year 2021 bonus through March 11, 2020, (iv) acceleration of vesting of the portion of his outstanding Company equity awards that would have vested had he remained employed through March 11, 2020 (or, if Mr. Conte is still employed in his current position as of the first Quarterly Measurement Date, then the vesting acceleration shall be calculated through the date that is nine months following the last Quarterly Measurement Date occurring before the Transition Date), and (v) reimbursement of COBRA premium payments for the number of months he would have been covered under the Company’s health care plans had he remained employed through March 11, 2020, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law (collectively, the “Standard Severance Benefits”). In the event Mr. Conte is involuntarily terminated either without cause or for good reason (as defined in the Agreement), during the change in control period (as defined in the Agreement), Mr. Conte will receive (i) a lump sum payment equal to twelve months salary, (ii) payment of a pro-rated portion of his target bonus for the fiscal year in which the termination occurs, (iii) acceleration of vesting of all then unvested Company equity awards, and (iv) reimbursement of COBRA premium payments for 12 months, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law (the “Change in Control Severance Benefits”). In the event that Mr. Conte’s employment is terminated by us without cause prior to a change in control period, and a change in control period begins after his termination date and on or before March 11, 2020, then Mr. Conte will be eligible for an additional benefit with respect to each aspect of the Standard Severance Benefits (salary severance, bonus severance, accelerated vesting, and COBRA reimbursements), such that the total received with respect to each such aspect is not less than the amount (in terms of dollars of severance, shares of accelerated vesting and months of COBRA reimbursements) that would have been provided under the Change in Control Severance Benefits, if any, if Mr. Conte had remained employed through March 11, 2020. All of the compensatory benefits are subject to the satisfaction of the conditions set forth in the Agreement. The Agreement supersedes and replaces any other compensatory or severance arrangements between the Company and Mr. Conte.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPLUNK INC.

By:	/s/ Scott Morgan
Scott Morgan
General Counsel and Secretary

Date: November 30, 2018